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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

    As of April 30, 1996, the subsidiaries of InnoServ Technologies, Inc. were:

       InnoServ Technologies Maintenance Services, Inc.
       Advanced Imaging Technologies, Inc.
       Sietec, Inc.
       MMI Medical -- Texas, Inc.